Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
 http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS THIRD QUARTER OF FISCAL YEAR 2015 RESULTS

O’FALLON, MO – (June 9, 2015) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the third quarter of fiscal year 2015.

Third Quarter Summary:

•	Total sales were $19.4 million, an increase of 20.1% year-over-year and increased 22.0% year-over-year on a constant currency basis. Excluding the impacts of the acquisition of Sterimedix Limited in the period, total sales increased 6.0% year-over-year and increased 8.0% year-over-year on a constant currency basis.
•	Ophthalmic sales increased 27.4% year-over-year and 30.9% year-over-year on a constant currency basis and neurosurgery sales increased 6.7% year-over-year.
•	Domestic sales increased 9.0% year-over-year and international sales increased 53.3% year-over-year and 61.0% on a constant currency basis year-over-year.
•	Disposable product sales increased 26.2% and capital equipment sales decreased 20.1%.
•	GAAP EPS was $0.05 compared to $0.04 in the third quarter last year.
•	EBITDA increased 36.1% to $2.6 million, compared to $1.9 million last year.

“We are very pleased with our third quarter sales performance.  On a constant currency basis, we reported organic revenue growth of 8.0% year-over-year, and total revenue growth of 22% year-over-year driven primarily by a full-quarter of contribution from our acquisition of Sterimedix,” said David M. Hable, the Company’s President and Chief Executive Officer. “The commercialization of our VersaVIT 2.0 system continues to progress and sales of the system and related disposables were one of the largest organic growth driver of our ophthalmic business again this quarter.  Our OEM relationships remain strong as evidenced by the strong demand for our neurosurgical disposable products this quarter. We are pleased with the continued shift in our total Company product mix towards these higher-margin disposables in recent years, in excess of 90% of our sales in the third quarter. Synergetics’ performance over the first nine months of fiscal year 2015 has been very strong with sales up 16.9% year-over-year on a constant currency basis, operating profit up 70.0% and net income and cash flow from operations of $2.9 million and $6.8 million, respectively. We look forward to continued solid growth, improving profitability and strong cash flow generation over the balance of fiscal 2015.”

Third Quarter Results

Third quarter of fiscal 2015 sales totaled $19.4 million, an increase of 20.1%, compared to sales of $16.1 million in the third quarter of fiscal 2014. Total sales included contributions from our acquisition of Sterimedix of $2.3 million. Third quarter sales performance was driven primarily by a 27.4% increase in ophthalmic sales and a 6.7% increase in neurosurgery sales. Other sales increased 317.5% year-over-year.

-MORE-

Following the completion of the acquisition of Sterimedix, the Company assessed its sales presentation format and determined that a more comprehensive breakdown of its ophthalmic and neurosurgery sales is appropriate to more completely describe its revenues by market, as compared to reporting revenues by distribution category.  The following table presents the Company’s revised presentation of reporting enterprise-wide sales by market, as well as the previous presentation of reporting revenues by distribution category. The Company will provide sales results under both presentation formats for the balance of fiscal 2015 and will transition to the new presentation format of sales based upon market thereafter.

($’s in thousands)	Three Months Ended April 30,				Nine Months Ended April 30,
	2015	2014	% Change y/y	% Change y/y (constant currency)	2015	2014	% Change y/y	% Change y/y (constant currency)
Net Sales: Presentation based upon market
Ophthalmic (1)	$11,137	$8,744	27.4%	30.9%	$30,646	$26,873	14.0%	15.8%
Neurosurgery (2)	7,762	7,277	6.7%	6.7%	22,675	19,522	16.2%	16.2%
Other (3)	476	114	317.5%	317.5%	890	366	143.2%	143.2%
Total:	$19,375	$16,135	20.1%	22.0%	$54,211	$46,761	15.9%	16.9%

Net Sales: Presentation based upon distribution
Ophthalmic(4)	$8,134	$8,494	(4.2%)	(0.6%)	$25,092	$25,730	(2.5%)	(0.6%)
OEM (5)	11,022	7,383	49.3%	49.3%	28,492	20,355	40.0%	40.0%
Other (6)	219	258	(15.1%)	(15.1%)	627	676	(7.2%)	(7.2%)
Total:	$19,375	$16,135	20.1%	22.0%	$54,211	$46,761	15.9%	16.9%

•	Total ophthalmic sales increased 27.4% to $11.1 million, compared to $8.7 million in the third quarter of fiscal 2014. Domestic ophthalmic sales increased 11.4% primarily due to increased sales to ophthalmology OEM customers and sales of VersaVIT systems and disposables. International ophthalmic sales increased 46.5% year-over-year primarily due to the full-quarter contribution from our acquisition of Sterimedix, partially offset by a 9.9% decrease in organic international ophthalmology direct and distributor sales that reflect the impacts of foreign currency exchange rates compared to the prior year.

•	Total neurosurgery sales increased 6.7% to $7.8 million, compared to $7.3 million in the third quarter of fiscal 2014. The increase in neurosurgery sales benefited primarily from strong volumes of disposable products to Codman & Shurtleff, Inc. and Stryker Corporation compared to the same period last year. Other sales increased 317.5% to $476,000, compared to $114,000 in the third quarter last year, primarily due to the addition of Sterimedix aesthetics sales in fiscal 2015 which did not contribute to sales results in the third quarter of fiscal 2014.

•	Total domestic sales increased 9.0% to $13.2 million in the third quarter of fiscal 2015, driven by higher ophthalmic sales compared to the same period last year. International sales increased 53.3% to $6.2 million primarily due to the addition of Sterimedix sales, partially offset by the 9.9% decrease in organic international ophthalmology sales primarily related to the impacts of foreign currency exchange rate changes compared to the prior year. Excluding the impacts of the change in foreign currency exchange rates, total international sales increased 61.0% year-over-year and international ophthalmic sales were essentially flat year-over-year.

•	Capital equipment sales decreased 20.1% to $1.6 million, or 8.0% of sales in the third quarter of fiscal 2015 compared to $1.9 million, or 12.1% of sales, in the third quarter of fiscal 2014. Disposable product sales increased 26.2% to $17.5 million, or 90.3% of sales in the current quarter, compared to sales of $13.9 million, or 85.9% of sales in the third quarter of fiscal 2014.

-MORE-

Gross profit for the third quarter of fiscal 2015 totaled $10.1 million, or 52.2% of sales, compared to $8.9 million, or 55.2% of sales, in the third quarter of fiscal 2014.  Year-over-year gross margin performance was driven by the combination of the impact of the change in foreign currency exchange rates, higher product costs related to our upgrade of the VersaVIT installed base, and, to a lesser extent, expenses for inventory purchase price allocation related to our acquisition of Sterimedix.

Total operating expenses increased 11.1% year-over-year to $8.3 million, or 43.0% of sales, in the third quarter of fiscal 2015 from $7.5 million, or 46.5% of sales, in the comparable 2014 period.  Research and development expenses decreased 23.9% to $1.0 million, or 5.1% of sales, compared to 8.1% of sales in the prior year period.  Sales and marketing expenses increased 12.0% to $3.9 million, or 19.9% of sales, compared to 21.4% of sales in the prior year period. General and administrative expenses increased 28.9% to $3.4 million, or 17.3% of sales, compared to 16.1% of sales in the third quarter of fiscal 2014. Total operating expenses also increased due to expenses related to the Company’s acquisition of Sterimedix of approximately $50,000.

Reported operating income for the third quarter of fiscal 2015 increased $0.4 million to $1.8 million, or 9.1% of sales, compared to operating income of $1.4 million in the third quarter of fiscal 2014. Reported net income increased $0.3 million to approximately $1.2 million, or $0.05 per diluted share, compared to net income of $0.9 million, or $0.04 per diluted share, for the same period of fiscal 2014.

As of April 30, 2015, the Company had approximately $10.4 million in cash and $2.6 million in interest-bearing debt. Cash flows provided by operating activities were $2.1 million for the three months ended April 30, 2015, compared to cash flows provided by operating activities of $1.7 million for the comparable fiscal 2014 period.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, June 9, 2015 at 4:00 p.m. Central Time (5:00 p.m. Eastern) to review the Company’s results for the fiscal third quarter ended April 30, 2015. The toll free dial-in number to participate live on this call is (800) 446-1671, confirmation code 39690683.  For callers outside the U.S., the number is (847) 413-3362.  The conference call will also be available live via webcast at http://www.synergeticsusa.com.  A replay will be available on the Company’s website for approximately 30 days.  A replay will be available on the Company’s website for approximately 30 days.

Notes to Accompany the Enterprise-wide Sales Table:

(1) Net sales from ophthalmic represent all sales of ophthalmic devices from direct sales representatives, distribution partners and OEMs.  Recognition of deferred revenue of $322,000 and $966,000 from Alcon, Inc. is included in this category for the three and nine months ended April 30, 2015 and 2014, respectively.

(2) Net sales from neurosurgery represent sales of electrosurgery generators, disposable bipolar forceps and related accessories and royalties from Codman, multi-channel generators, disposable ultrasonic tips and related accessories to Stryker and certain neurosurgery disposables sold through distribution.  Many of the products that the Company sells to its neurosurgery OEM customers are shipped to their non-U.S. customers in various countries around the world, but are included in the Company’s domestic revenues.

(3) Other net sales represent all sales of aesthetic devices, freight and other miscellaneous revenues.

(4) Net sales from ophthalmic represent sales of ophthalmic devices from direct sales representatives and distribution partners.

(5) Net sales from OEM represent sales of electrosurgery generators, disposable bipolar forceps and related accessories and royalties from Codman, multi-channel generators, disposable ultrasonic tips and related accessories to Stryker and sales of certain disposable products.  Recognition of deferred revenues of $322,000 and $966,000 from Alcon, Inc. is included in this category for the three and nine months ended April 30, 2015 and 2014, respectively.  Many of the products that the Company sells to its neurosurgery OEM customers are shipped to their non-U.S. customers in various countries around the world, but are included in the Company’s domestic revenues.

(6) Other net sales represent direct neurosurgery revenues and other miscellaneous revenues.

-MORE-

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices.  The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery.  Our distribution channels include a combination of direct and independent sales distributor organizations, both domestically and internationally, and important strategic alliances with market leaders.  The Company’s product lines focus on precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including:  (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field.  The Company’s website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

The Company measures its performance primarily through growth in revenue and operating profit.  In addition to the consolidated financial statements presented in accordance with GAAP, management uses certain non-GAAP measures, including EBITDA, to measure its operating performance.  A definition of the components of EBITDA and reconciliation to the most directly comparable GAAP financial measure has been provided.

EBITDA is presented to enhance an understanding of the operating results and is not intended to represent cash flow or results of operations. The use of EBITDA provides an indication of our ability to service debt and measure operating performance. The Company believes EBITDA is useful in evaluating its operating performance compared to other companies in the industry, and is beneficial to investors, potential investors and other key stakeholders, including creditors who use this measure in their evaluation of performance.

The Company has subsidiaries in various foreign countries where a foreign currency is used to prepare financial statements which are then translated into U.S. dollars using an average exchange rate for the respective period.  In analyzing changes in revenue, management believes that segregating changes in U.S. dollar sales caused by currency translation is informative in understanding the impact of economic trends, and may present information about revenues translated at the prior year rate to exclude the impact of foreign currency translation.

These non-GAAP measures are not in accordance with, and should not be used as an alternative to, measures prepared in accordance with GAAP.  These measures may be different from similar non-GAAP measures used by other companies. In addition, non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 as updated from time to time in our filings with the Securities and Exchange Commission.  The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

-MORE-

SYNERGETICS USA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)
Three and Nine Months Ended April 30, 2015 and 2014
(Dollars in thousands, except share and per share data)

	Three Months Ended April 30, 2015	Three Months Ended April 30, 2014	Nine Months Ended April 30, 2015	Nine Months Ended April 30, 2014
Net sales	$19,375	$16,135	$54,211	$46,761
Cost of sales	9,270	7,223	25,252	20,527
Gross profit	10,105	8,912	28,959	26,234
Operating expenses
Research and development	991	1,302	3,218	4,012
Sales and marketing	3,864	3,450	11,203	10,655
Medical device excise tax	126	83	370	323
Exit costs	--	64	719	578
General and administrative	3,355	2,602	9,325	8,240
	8,336	7,501	24,835	23,808
Operating income	1,769	1,411	4,124	2,426
Other income (expense)
Investment income	1	1	3	7
Interest expense	(39)	--	(53)	--
	(38)	1	(50)	7
Income from operations before provision for income taxes	1,731	1,412	4,074	2,433
Provision for income taxes	502	469	1,125	781
Net income	$1,229	$943	$2,949	$1,652
Earnings per share:
Basic earnings per share	$0.05	$0.04	$0.12	$0.07
Diluted earnings per share	$0.05	$0.04	$0.12	$0.07

Basic weighted average common shares outstanding	25,371,764	25,331,925	25,358,631	25,311,641
Diluted weighted average common shares outstanding	25,476,336	25,392,782	25,429,946	25,388,493

Net income	$1,229	$943	$2,949	$1,652
Foreign currency translation adjustment	378	41	(1,438)	181
Comprehensive income	$1,607	$984	$1,511	$1,833

-MORE-

SYNERGETICS USA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of April 30, 2015 (Unaudited) and July 31, 2014
(Dollars in thousands, except share data)

	April 30, 2015	July 31, 2014
Assets
Current assets
Cash and cash equivalents	$10,448	$15,443
Accounts receivable, net of allowance for doubtful accounts of $590 and $722, respectively	13,809	14,641
Inventories	16,870	15,134
Prepaid expenses	1,572	1,223
Deferred income taxes	2,384	2,042
Total current assets	45,083	48,483
Property and equipment, net	10,594	8,785
Intangible and other assets
Goodwill	17,048	12,738
Other intangible assets, net	20,276	11,911
Deferred income taxes	--	1,219
Patents, net	1,432	1,472
Deferred financing costs, net	88	--
Cash value of life insurance	107	107
Total assets	$94,628	$84,715
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,334	$2,530
Accrued expenses	3,260	2,845
Income taxes payable	870	386
Contingent acquisition liability	750	--
Current maturities of long-term debt	550	--
Deferred revenue	1,288	1,288
Total current liabilities	11,052	7,049
Long-Term liabilities
Borrowings under term loan facility	2,063	--
Deferred income taxes	500	--
Contingent acquisition liability	2,180	--
Deferred revenue	12,276	13,242
Total long-term liabilities	17,019	13,242
Total liabilities	28,071	20,291
Commitments and contingencies
Stockholders’ equity
Common stock at April 30, 2015 and July 31, 2014, $0.001 par value, 50,000,000 shares authorized; 25,571,975 and 25,364,608 shares issued and outstanding, respectively	26	25
Additional paid-in capital	29,216	28,594
Retained earnings	39,108	36,160
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(1,793)	(355)
Total stockholders’ equity	66,557	64,424
Total liabilities and stockholders’ equity	$94,628	$84,715

-MORE-

SYNERGETICS USA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended April 30, 2015 and 2014
(Dollars in thousands)

	Nine Months Ended April 30, 2015	Nine Months Ended April 30, 2014
Cash Flows from Operating Activities
Net income	$2,949	$1,652
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,145	864
Amortization of intangible assets	892	553
Amortization of deferred financing costs	14	--
Accretion of contingent acquisition liability	128	--
Provision for doubtful accounts receivable	(35)	66
Stock-based compensation	567	807
Deferred income taxes	(218)	1,643
Gain on sale	--	(9)
Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	1,019	(861)
Inventories	(323)	(822)
Prepaid expenses	(322)	(581)
Income taxes refundable	--	(282)
Increase (decrease) in:
Accounts payable	1,368	(60)
Accrued expenses	299	(497)
Deferred revenue	(966)	(966)
Income taxes payable	332	(70)
Net cash provided by operating activities	6,849	1,437

Cash Flows from Investing Activities
Proceeds from sale	--	18
Purchase of property and equipment	(821)	(800)
Acquisition of Sterimedix Limited	(13,177)	--
Acquisition of patents and other intangibles	(167)	(229)
Net cash used in investing activities	(14,165)	(1,011)

Cash Flows from Financing Activities
Deferred financing costs	(102)	--
Proceeds from borrowings under the Term Loan Facility	2,750	--
Principal payment on Term Loan facility	(137)	--
Proceeds from the issuance of common stock	28	36
Tax benefit associated with the exercise of non-qualified stock options	28	25
Net cash provided by financing activities	2,567	61

Foreign exchange rate effect on cash and cash equivalents	(246)	(204)
Net (decrease) increase in cash and cash equivalents	(4,995)	283
Cash and cash equivalents
Beginning	15,443	12,470
Ending	$10,448	$12,753

See Notes to Unaudited Condensed Consolidated Financial Statements.

-MORE-

SYNERGETICS USA, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
Three and Nine Months Ended April 30, 2015 and 2014
(In thousands)

Reconciliation of Revenues in Constant Currency
	Three Months Ended April 30, 2015			Nine Months Ended April 30, 2015
	Ophthalmic-market	Ophthalmic– distribution	Total	Ophthalmic-market	Ophthalmic-distribution	Total
Revenues as reported	$11,137	$8,134	$19,375	$30,646	$25,092	$54,211
Impact of currency translation year over year	310	310	310	471	471	471
Revenues in constant currency	$11,447	$8,444	$19,923	$31,117	$25,563	$54,682

The revenues in constant currency were calculated by translating subsidiaries’ revenues at the average exchange rate used to translate the respective period in 2014.

EBITDA Reconciliation
	Three Months Ended April 30, 2015	Three Months Ended April 30, 2014	Nine Months Ended April 30, 2015	Nine Months Ended April 30, 2014

Net income	$1,229	$943	$2,949	$1,652
Interest	39	--	53	--
Income tax provision	502	469	1,125	781
Depreciation	456	293	1,145	864
Amortization	349	187	892	553
EBITDA	$2,575	$1,892	$6,164	$3,850

-END-